Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Orthovita, Inc.:

We consent to the use of our reports dated March 16, 2007, with respect to the consolidated balance sheets of Orthovita, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Orthovita, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in this registration statement on Form S-3.

Our report dated March 16, 2007 with respect to the consolidated balance sheets of Orthovita, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006 refers to Orthovita, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 27, 2007